Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

of DarkPulse, Inc.

We hereby consent to the use in the Form 10-K Annual Report of our report dated April 15, 2022, relating to the consolidated financial statements of DarkPulse, Inc. which are contained in that Annual Report. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC

Urish Popeck & Co., LLC

Pittsburgh, Pennsylvania

December 18, 2023